For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Third Quarter 2019 Results

Margin Increase Drives Adjusted EBITDA & FFO Beat, Full Year Guidance Raised at Midpoint

WEST PALM BEACH, Fla., October 31, 2019-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 135 hotels wholly or through joint ventures, today announced results for the third quarter ended September 30, 2019. The company also updated its full-year guidance for 2019 and provided 2019 fourth quarter guidance.

Third Quarter 2019 Highlights and Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Declined 0.3 percent to $148, compared to the 2018 third quarter, for Chatham’s 40 comparable wholly owned hotels. Average daily rate (ADR) rose 0.5 percent to $173.4, and occupancy lessened 0.8 percent to 85.2 percent.

•
Net Income - Declined $4.6 million to $10.1 million, compared to the 2018 third quarter, driven by the company’s proportionate share of impairment losses in its unconsolidated joint ventures. Net income per diluted share was $0.21 versus $0.31 for the same period a year earlier.

•	Adjusted EBITDA - Rose $0.8 million, or 2.0 percent higher than the 2018 third quarter, to $39.4 million, above the company’s guidance of $37.1-$39.1 million.

•
Adjusted FFO - Improved $0.2 million, to $28.6 million, versus $28.4 million in the 2018 third quarter. Adjusted FFO per diluted share was $0.60, exceeding the upper end of the company’s guidance of $0.55-$0.59 per share.

•
Operating Margins -For its 40 comparable hotels, despite a RevPAR decline, comparable gross operating profit margins increased 10 basis points to 48.2 percent versus the 2018 third quarter. Hotel EBITDA margins declined 10 basis points to 41.2 percent over the same period last year.

The following chart summarizes the consolidated financial results for the three and nine months ended September 30, 2019 and 2018 based on all hotels owned during those periods ($ in millions, except margin percentages):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$10.1	$14.7	$21.3	$31.0
Diluted net income per common share	$0.21	$0.31	$0.44	$0.66
GOP Margin	48.3%	47.9%	47.1%	47.2%
Hotel EBITDA Margin	41.2%	41.2%	39.6%	39.8%
Adjusted EBITDA	$39.4	$38.6	$105.1	$102.6
AFFO	$28.6	$28.4	$72.5	$72.3
AFFO per diluted share	$0.60	$0.61	$1.53	$1.56
Dividends per share	$0.33	$0.33	$0.99	$0.99
The below chart summarizes key hotel financial statistics for the 40 comparable hotels owned as of September 30, 2019 (does not include two hotels sold earlier this year):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
RevPAR	$147.8	$148.2	$138.7	$139.4
ADR	$173.4	$172.5	$169.7	$170.4
Occupancy	85.2%	85.9%	81.8%	81.8%
GOP Margin	48.2%	48.1%	47.4%	47.5%
Hotel EBITDA Margin	41.2%	41.3%	39.9%	40.2%

Operating Results

“Third quarter RevPAR declined slightly and finished at the upper end of our guidance range as RevPAR in our four largest markets experienced solid gains in the quarter, but those gains were offset by weakness in Houston and Los Angeles,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Additionally, our three Boston hotels experienced a RevPAR decline of 6.3 percent as two of those hotels benefitted from demand related to the Boston area gas explosions during the latter half of September 2018. Excluding the four hotels under renovation during the 2019 third quarter, 24 of our 36 hotels experienced RevPAR growth in the quarter.”

Chatham’s six largest markets comprise approximately 60 percent of its hotel EBITDA. Third quarter 2019 RevPAR performance for these key markets include:

•	Silicon Valley RevPAR advanced 4.6 percent excluding the San Mateo hotel which was under renovation.

•	RevPAR at its two San Diego properties increased 0.9 percent to $180.

•	Washington, D.C. RevPAR improved 5.4 percent to $152 at its three hotels.

•	RevPAR at its three coastal hotels in Maine and New Hampshire advanced 3.8 percent, driven by strong leisure demand.

•	At its four Houston hotels, RevPAR decreased 16.8 percent to $84.

•	The two Los Angeles-area hotels experienced a 4.9 percent RevPAR decline to $174.

“We were very pleased with our hotel operating performance in the quarter as we continue to collaborate with Island Hospitality on a daily basis to increase revenue and reduce operating expenses or minimize increases, and this supports our thesis that we operate a best-in-class platform,” said Dennis Craven, Chatham’s chief operating officer. “It really is remarkable to increase margins despite a RevPAR decline. That outperformance enabled us to beat the upper end of our EBITDA and FFO guidance. Other revenue was up 22 percent in the quarter, driven primarily by incremental parking revenue. On the operating expense side, previously implemented programs focused on reducing repairs and maintenance expenses helped us reduce those costs $0.1 million in the quarter and improved margins by approximately 20 basis points.”

On a per occupied room basis at its 40 comparable Island-managed hotels, payroll and benefits costs increased 1.5 percent in the 2019 third quarter. Payroll costs per occupied room rose 4.3 percent in the quarter, yet benefits costs were down 7.6 percent.

Strategic Capital Recycling Program and Hotel Investments

During the 2019 third quarter, the company substantially completed the renovations of the Courtyard by Marriott Houston, Texas (West University) and the Hampton Inn and Suites Houston, Texas (Medical Center) and commenced the renovations of the Residence Inn Fort Lauderdale, Fla. The company will commence renovations of the Residence Inn Sunnyvale, Calif., #2, during the 2019 fourth quarter with expected completion in the 2020 first quarter.

Looking ahead to 2020, Chatham plans to renovate only four hotels comprising 554 rooms, compared to six hotels encompassing 814 rooms that underwent renovation in 2019 which includes two hotels with approximately 408 rooms located in Silicon Valley.

Hotel under Development

Development on a very select basis is part of Chatham’s long-term growth strategy. Chatham is developing and has begun construction on a hotel in the Warner Center submarket of Los Angeles, Calif., on a parcel of land owned by the company. The company expects the total development costs to be approximately $65 million, inclusive of land of $6.6 million. Including land, the company has incurred costs to date of $15.2 million. The hotel site is well located within Warner Center, an urban community consisting of more than 10 million square feet of office space, approximately eight million square feet of retail space and 20,000 residents. The surrounding area employs more than 50,000 people. Under the Warner Center 2035 plan, it is expected to more than double these metrics.

Capital Markets & Capital Structure

As of September 30, 2019, the company had net debt of $574.9 million (total consolidated debt less unrestricted cash). Total debt outstanding was $585.1 million at an average interest rate of 4.5 percent, comprised of $499.1 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent and $86.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 3.7 percent interest rate.

Chatham’s leverage ratio was approximately 34.0 percent on September 30, 2019, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024, with the earliest maturity in 2021. As of September 30, 2019, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $5.3 million, respectively. At Chatham’s current leverage level, the borrowing cost under its credit facility is LIBOR plus 1.65 percent.

On September 30, 2019, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint venture portfolios with Colony Capital, was 3.2 times, and total net debt to trailing 12-month corporate EBITDA was 5.5 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.5 times, and net debt to trailing 12-month corporate EBITDA was 4.9 times.

Joint Venture Investments

During the 2019 third quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $5.0 million and $2.6 million, respectively, compared to the 2018 third quarter Adjusted EBITDA and FFO of approximately $4.9 million and $2.5 million, respectively. Adjusted EBITDA and Adjusted FFO were within the company’s previous guidance for the quarter.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s estimated 2019 dividend per share of $1.32 represents approximately 73 percent of adjusted FFO per share based upon the midpoint of its 2019 guidance.

2019 Guidance

The company provides guidance but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

“As expected and consistent with our initial guidance for 2019, the fourth quarter presents very tough RevPAR comparisons due to a few one-time events that benefitted us in 2018 when our RevPAR rose 4.1 percent. We have outlined those one-time occurrences in our guidance assumptions. Our fourth quarter projected RevPAR decline of 5.0 to 6.5 percent does not reflect a stabilized operating trend of our portfolio. Since last quarter, we have increased the midpoint of our full-year adjusted EBITDA, FFO and FFO per share and our current forecast is actually higher than our initial 2019 guidance provided in February when you factor in the impact of selling two hotels in 2019,” Fisher concluded.

The company’s fourth quarter 2019 guidance reflects the following assumptions:

•	Fourth quarter RevPAR is expected to be adversely impacted by significant one-time events that occurred in certain of its markets during the 2018 fourth quarter:

◦
Approximately 330 basis points due to non-recurring demand at four of its hotels related to the Boston area gas explosions in the 2018 fourth quarter resulting in RevPAR growth of 36 percent at those hotels.

◦	70 basis points related to renovation delays at its San Mateo, Calif. Residence Inn that was expected to be completed by the end of the 2019 third quarter.

◦	70 basis points due to a very tough comp at its two San Diego hotels that benefitted from one-time border patrol business. RevPAR at those two hotels was up 34 percent in the 2018 fourth quarter.

•	The loss in hotel operating income from the sale of the Courtyard by Marriott Altoona, Pa., and the SpringHill Suites by Marriott Washington, Pa. during the second quarter.

•	Renovations commencing or ongoing at the following hotels during the 2019 fourth quarter:

◦	Residence Inn San Mateo, Calif. and the Residence Inn Sunnyvale, Calif., #2, in the fourth quarter

•	No additional acquisitions, dispositions, debt or equity issuance

	Q4 2019	2019 Forecast
RevPAR	$117 to $118	$133 to $134
RevPAR growth (40 comparable hotels)	-6.5% to -5.0%	-2.0% to -1.5%
Total hotel revenue	$71.5 to $72.5 M	$321 to $322 M
Net income (loss)	$(1.9) to $(0.5) M	$18.9 to $20.3 M
Net income (loss) per diluted share	$(0.04) to $(0.01)	$0.40 to $0.43
Adjusted EBITDA	$23.7 to $25.1 M	$128.7 to $130.1 M
Adjusted FFO	$13.2 to $14.6 M	$85.4 to $86.8 M
Adjusted FFO per diluted share	$0.28 to $0.31	$1.80 to $1.83
Hotel EBITDA margins	32.7% to 33.4%	38.1% to 38.2%
Corporate cash administrative expenses	$2.4 M	$9.5 M
Corporate non-cash administrative expenses	$1.2 M	$4.7 M
Interest expense (excluding fee amortization)	$6.7 M	$27.4 M
Non-cash amortization of deferred fees	$0.3 M	$1.2 M
Chatham’s share of JV EBITDA	$2.7 to $3.2 M	$15.9 to $16.4 M
Chatham’s share of JV FFO	$0.4 to $0.9 M	$6.0 to $6.5 M
Weighted average shares/units outstanding	47.7 M	47.5 M

*Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA, Adjusted EBITDA and Hotel EBITDA margins are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its third quarter 2019 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto either www.chathamlodgingtrust.com or www.streetevents.com or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Thursday, November 7, 2019, by dialing 1-844-512-2921, reference number 13694986. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,592 rooms/suites, comprised of 40 wholly-owned properties with an aggregate of 6,092 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.
The company calculates EBITDAre in accordance with NAREIT guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense,

gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•
FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•
EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a Fourth-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets:
Investment in hotel properties, net	$1,352,891	$1,373,773
Investment in hotel properties under development	15,174	—
Cash and cash equivalents	10,257	7,192
Restricted cash	16,137	25,145
Investment in unconsolidated real estate entities	19,506	21,545
Right of use asset, net	21,424	—
Hotel receivables (net of allowance for doubtful accounts of $311 and $264, respectively)	9,456	4,495
Deferred costs, net	4,478	5,070
Prepaid expenses and other assets	4,119	2,431
Deferred tax asset, net	58	58
Total assets	$1,453,500	$1,439,709
Liabilities and Equity:
Mortgage debt, net	$497,640	$506,316
Revolving credit facility	86,000	32,000
Accounts payable and accrued expenses	36,263	31,692
Distributions and losses in excess of investments of unconsolidated real estate entities	11,722	6,582
Lease liability, net	23,822	—
Distributions payable	6,018	5,846
Total liabilities	661,465	582,436
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2019 and December 31, 2018	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 46,922,936 and 46,525,652 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	469	465
Additional paid-in capital	904,160	896,286
Retained earnings (distributions in excess of retained earnings)	(124,531)	(99,285)
Total shareholders’ equity	780,098	797,466
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	11,937	9,952
Total equity	792,035	807,418
Total liabilities and equity	$1,453,500	$1,389,854

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Room	$81,807	$81,457	$229,862	$225,983
Food and beverage	2,436	2,274	7,398	6,584
Other	4,536	3,731	12,146	10,285
Cost reimbursements from unconsolidated real estate entities	1,301	1,435	4,225	4,335
Total revenue	90,080	88,897	253,631	247,187
Expenses:
Hotel operating expenses:
Room	17,288	17,261	49,231	47,759
Food and beverage	2,133	1,870	6,262	5,350
Telephone	409	442	1,252	1,316
Other hotel operating	1,130	886	3,039	2,403
General and administrative	6,369	6,498	19,109	19,318
Franchise and marketing fees	7,146	6,863	20,062	18,962
Advertising and promotions	1,483	1,627	4,502	4,677
Utilities	3,033	3,064	8,308	8,209
Repairs and maintenance	3,637	3,783	10,679	11,043
Management fees	2,950	2,915	8,386	8,158
Insurance	334	340	1,037	1,012
Total hotel operating expenses	45,912	45,549	131,867	128,207
Depreciation and amortization	12,923	11,963	38,694	35,920
Property taxes, ground rent and insurance	6,255	5,919	18,664	17,874
General and administrative	3,486	3,649	10,611	10,818
Other charges	309	7	351	256
Reimbursed costs from unconsolidated real estate entities	1,301	1,435	4,225	4,335
Total operating expenses	70,186	68,522	204,412	197,410
Operating income before gain (loss) on sale of hotel property	19,894	20,375	49,219	49,777
Gain (loss) on sale of hotel property	4	—	(3,295)	(18)
Operating income	19,898	20,375	45,924	49,759
Interest and other income	34	335	155	352
Interest expense, including amortization of deferred fees	(7,050)	(6,708)	(21,378)	(20,005)
Income (loss) from unconsolidated real estate entities	(2,784)	689	(3,450)	938
Income before income tax expense	10,098	14,691	21,251	31,044
Income tax expense	—	—	—	—
Net income	10,098	14,691	21,251	31,044
Net income attributable to noncontrolling interests	(96)	(111)	(199)	(231)
Net income attributable to common shareholders	$10,002	$14,580	$21,052	$30,813

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.21	$0.31	0.44	$0.67
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.21	0.31	$0.44	0.66
Weighted average number of common shares outstanding:
Basic	46,913,922	46,149,765	46,744,890	45,925,178
Diluted	47,152,166	46,384,969	46,956,964	46,078,558
Distributions paid per common share:	$0.33	$0.33	$0.99	$0.99

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Funds From Operations (“FFO”):
Net income	$10,098	$14,691	$21,251	$31,044
Loss (gain) on sale of hotel property	(4)	—	3,295	18
Depreciation	12,862	11,903	38,508	35,744
Adjustments for unconsolidated real estate entity items	1,892	1,768	5,591	5,202
FFO attributable to common share and unit holders	24,848	28,362	68,645	72,008
Other charges	309	7	351	256
Adjustments for unconsolidated real estate entity items	3,447	1	3,453	16
Adjusted FFO attributable to common share and unit holders	$28,604	$28,370	$72,449	$72,280
Weighted average number of common shares and units
Basic	47,376,320	46,512,232	47,190,077	46,277,491
Diluted	47,614,564	46,747,436	47,402,151	46,430,871

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$10,098	$14,691	$21,251	$31,044
Interest expense	7,050	6,708	21,378	20,005
Depreciation and amortization	12,923	11,963	38,694	35,920
Adjustments for unconsolidated real estate entity items	4,377	4,208	13,152	12,169
EBITDA	34,448	37,570	94,475	99,138
Loss (gain) on sale of hotel property	(4)	—	3,295	18
EBITDAre	34,444	37,570	97,770	99,156
Other charges	309	7	351	256
Adjustments for unconsolidated real estate entity items	3,447	3	3,467	18
Share based compensation	1,212	1,049	3,508	3,163
Adjusted EBITDA	$39,412	$38,629	$105,096	$102,593

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2019	2018	2019	2018

Net Income		$10,098	$14,691	$21,251	$31,044
Add:	Interest expense	7,050	6,708	21,378	20,005
	Depreciation and amortization	12,923	11,963	38,694	35,920
	Corporate general and administrative	3,486	3,649	10,611	10,818
	Other charges	309	7	351	256
	Loss from unconsolidated real estate entities	2,784	—	3,450	—
	Loss on sale of hotel property	—	—	3,295	18
Less:	Interest and other income	(34)	(335)	(155)	(352)
	Gain on sale of hotel property	(4)	—	—	—
	Income from unconsolidated real estate entities	—	(689)	—	(938)
	Adjusted Hotel EBITDA	$36,612	$35,994	$98,875	$96,771